Exhibit 1

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF NEW YORK

CSX CORPORATION,

Plaintiff,

v.

THE CHILDREN’S INVESTMENT FUND
MANAGEMENT (UK) LLP, THE CHILDREN’S	ECF CASE
INVESTMENT FUND MANAGEMENT	08 Civ. 02764 (LAK)(KNF)
(CAYMAN) LTD., THE CHILDREN’S
INVESTMENT MASTER FUND, 3G CAPITAL
PARTNERS LTD., 3G CAPITAL PARTNERS, L.P.,
3G FUND, L.P., CHRISTOPHER HOHN, SNEHAL
AMIN, AND ALEXANDRE BEHRING, A/K/A
ALEXANDRE BEHRING COSTA,

Defendants.

THE CHILDREN’S INVESTMENT MASTER FUND,

Counterclaim and Third-
Party Plaintiff,

v.

CSX CORPORATION AND MICHAEL WARD,

Counterclaim and Third-
Party Defendants.

ANSWER AND AFFIRMATIVE DEFENSES OF DEFENDANTS
THE CHILDREN’S INVESTMENT FUND MANAGEMENT (UK) LLP,
THE CHILDREN’S INVESTMENT FUND MANAGEMENT (CAYMAN) LTD.,
THE CHILDREN’S INVESTMENT MASTER FUND,
CHRISTOPHER HOHN, AND SNEHAL AMIN AND
COUNTERCLAIMS AND THIRD-PARTY CLAIMS OF
THE CHILDREN’S INVESTMENT MASTER FUND

Defendants The Children’s Investment Fund Management (UK) LLP, The Children’s Investment Fund Management (Cayman) Ltd., The Children’s Investment Master Fund, Christopher Hohn, and Snehal Amin (collectively the “TCI Defendants”), by their attorneys, Schulte Roth & Zabel LLP, hereby submit their answer to the Complaint (the “Complaint”) filed by CSX Corporation (“CSX”).  The Children’s Investment Master Fund, by its attorneys, Schulte Roth & Zabel LLP, hereby submits its counterclaims against CSX, and third-party claims against Michael Ward (“Ward”).

ANSWER

As and for their answer to the specific allegations of the Complaint, TCI Defendants state and allege as follows:

1.            Except to the extent that paragraph 1 sets forth legal conclusions as to which no answer is required, the TCI Defendants deny the allegations set forth in paragraph 1 of the Complaint and deny that CSX is entitled to any of the relief sought, except admit that CSX purports to seek injunctive and declaratory relief, and further admit that the TCI Defendants, together with defendants 3G Capital Partners Ltd., 3G Capital Partners, L.P., 3G Fund., L.P., and Alexandre Behring (collectively the “3G Defendants”), filed proxy solicitation materials which disclose their intentions to nominate a minority slate of directors for election to the CSX Board of Directors at the 2008 annual meeting of CSX shareholders, and to propose an amendment to CSX’s Amended and Restated Bylaws (“Bylaws”).

2.            The TCI Defendants state that the allegations set forth in paragraph 2 of the Complaint state legal conclusions as to which no answer is required.

3.            The TCI Defendants deny the allegations set forth in paragraph 3 of the Complaint.

4.            The TCI Defendants deny the allegations set forth in the first and fourth sentences of paragraph 4 of the Complaint, except admit that the TCI Defendants and 3G Defendants (collectively the “Defendants”) filed a Schedule 13D on December 19, 2007; to the extent that the allegations purport to excerpt or describe the Schedule 13D, the TCI Defendants aver that the document speaks for itself and respectfully refer the Court to the document for its complete contents.  The TCI Defendants further aver that, to the extent that any of the TCI Defendants made statements regarding TCI’s interest in CSX to CSX or any of its advisors, CSX and its advisors were aware that the interest TCI held in CSX was an economic interest through swap contracts.

5.            Except to the extent that paragraph 5 sets forth legal conclusions as to which no answer required, the TCI Defendants deny the allegations set forth in paragraph 5 of the Complaint.

6.            Except to the extent that paragraph 6 sets forth legal conclusions as to which no answer required, the TCI Defendants deny the allegations set forth in paragraph 6 of the Complaint, except admit that the Defendants filed proxy solicitation materials which disclose their intention to nominate a minority slate of directors for election to the CSX Board of Directors at the 2008 annual meeting of CSX shareholders.

7.            Except to the extent that paragraph 7 sets forth legal conclusions as to which no answer required, the TCI Defendants deny the allegations set forth in paragraph 7 of the Complaint.

8.            Except to the extent that paragraph 8 sets forth legal conclusions as to which no answer required, the TCI Defendants deny the allegations set forth in paragraph 8 of the Complaint, and further deny that CSX is entitled to any of the relief sought.

9.            Except to the extent that paragraph 9 sets forth legal conclusions as to which no answer required, the TCI Defendants deny the allegations set forth in paragraph 9 of the Complaint, and further deny that CSX is entitled to any of the relief sought.

10.          The TCI Defendants state that the allegations set forth in paragraph 10 of the Complaint state legal conclusions as to which no answer is required.

11.          The TCI Defendants state that the allegations set forth in paragraph 11 of the Complaint state legal conclusions as to which no answer is required.

12.          The TCI Defendants state that the allegations set forth in paragraph 12 of the Complaint state legal conclusions as to which no answer is required.

13.          The TCI Defendants state that the allegations set forth in paragraph 13 of the Complaint state legal conclusions as to which no answer is required.

14.          The TCI Defendants admit, upon information and belief, the allegations set forth in paragraph 14 of the Complaint.

15.          The TCI Defendants admit the allegations set forth in paragraph 15 of the Complaint.

16.          The TCI Defendants admit the allegations set forth in paragraph 16 of the Complaint.

17.          The TCI Defendants admit the allegations set forth in paragraph 17 of the Complaint.

18.          The TCI Defendants deny the allegations set forth in paragraph 18 of the Complaint, except admit that defendant Snehal Amin (“Amin”) is a citizen of the United States and a founding partner of TCIF UK.

19.          The TCI Defendants admit the allegations set forth in paragraph 19 of the Complaint.

20.          The TCI Defendants deny knowledge or information sufficient to form a belief as to the truth of the allegations set forth in paragraph 20 of the Complaint.

21.          The TCI Defendants deny knowledge or information sufficient to form a belief as to the truth of the allegations set forth in paragraph 21 of the Complaint.

22.          The TCI Defendants deny knowledge or information sufficient to form a belief as to the truth of the allegations set forth in paragraph 22 of the Complaint.

23.          The TCI Defendants deny knowledge or information sufficient to form a belief as to the truth of the allegations set forth in paragraph 23 of the Complaint.

24.          The TCI Defendants deny the allegations set forth in paragraph 24 of the Complaint, except admit that TCI called CSX several times, in an effort to develop an understanding of CSX’s business, that in December 2007, TCI requested to meet with CSX management and, at the request of CSX, met with CSX’s financial advisors from Morgan Stanley & Co. in New York on January 22, 2007.

25.          The TCI Defendants deny the allegations set forth in paragraph 25 of the Complaint, except admit that TCI had several interactions with advisors and presented “proposals” to CSX management and their advisors.  To the extent that the allegations purport to excerpt or describe a document, the TCI Defendants aver that the document speaks for itself and respectfully refer the Court to the document for its complete contents.

26.          The TCI Defendants deny the allegations set forth in paragraph 26 of the Complaint.

27.          The TCI Defendants admit that Mr. Amin attended the conference referenced in paragraph 27, deny knowledge sufficient to form a basis as to the truth of the remaining allegations set forth in paragraph 27 of the Complaint, and further aver that at all relevant times, CSX’s Chief Financial Officer was aware that the interests TCI held in CSX was an economic interest through swap contracts.

28.          The TCI Defendants admit the allegations set forth in the first sentence of paragraph 28 of the Complaint.  The TCI Defendants make no response to the allegations set forth in the second sentence of paragraph 28, as they state legal conclusions as to which no answer is required.

29.          The TCI Defendants deny knowledge sufficient to form a basis as to the truth of the allegations set forth in paragraph 29 of the Complaint, except admit that on March 29, 2007, Mr. Amin attended a meeting with CSX’s Chief Financial Officer and with CSX’s attorneys in New York, during which he stated in response to questions that, to the extent TCI owned shares of CSX, they would vote them, and that there was “no limit” to the type of action that the TCI Defendants would take to create value for the shareholders of CSX.

30.          The TCI Defendants deny the allegations set forth in paragraph 30 of the Complaint, except admit that the TCI Defendants had calls with CSX’s outside advisors from Evercore Partners (“Evercore”).

31.          The TCI Defendants deny the allegations set forth in paragraph 31 of the Complaint, except admit that Mr. Amin made a presentation during a May 8, 2007 Bear Stearns conference, during which he stated that, if CSX wished to sell itself in an LBO, financing would be available, and that he had an indicative financing proposal from a bank that could underwrite the debt.

32.          The TCI Defendants admit the allegations set forth in paragraph 32 of the Complaint.

33.          The TCI Defendants admit the allegations set forth in the first sentence of paragraph 33 of the Complaint, and deny knowledge or information sufficient to form a belief as to the truth of the allegations set forth in the second sentence of paragraph 33 of the Complaint.

34.          The TCI Defendants deny knowledge or information sufficient to form a belief as to the truth of the allegations set forth in paragraph 34 of the Complaint.

35.          The TCI Defendants admit the allegations set forth in paragraph 35 of the Complaint.

36.          The TCI Defendants admit the allegations set forth in paragraph 36 of the Complaint.

37.          The TCI Defendants deny knowledge or information sufficient to form a belief as to the truth of the allegations set forth in paragraph 37 of the Complaint.

38.          The TCI Defendants deny knowledge or information sufficient to form a belief as to the truth of the allegations set forth in paragraph 38 of the Complaint.

39.          The TCI Defendants deny knowledge or information sufficient to form a belief as to the truth of the allegations set forth in paragraph 39 of the Complaint.

40.          The TCI Defendants deny knowledge or information sufficient to form a belief as to the truth of the allegations set forth in the first sentence of paragraph 40 of the Complaint.  The TCI Defendants admit the allegations set forth in the second sentence of paragraph 40.  The TCI Defendants make no response to the allegations set forth in the third sentence of paragraph 40, as they call for legal conclusions and require no response.

41.          The TCI Defendants deny the allegations set forth in the first and second sentences of paragraph 41 of the Complaint, except admit that TCI attended the September 6, 2007 Analyst/Investor conference in New York, and further admit that after the conference, defendant Christopher Hohn (“Hohn”) attempted to speak with CSX’s Chief Financial Officer, as did numerous other attendees.  The TCI Defendants deny knowledge and information sufficient to form a belief as to the allegations set forth in the third sentence of paragraph 41 of the Complaint, except admit that Mr. Hohn approached CSX’s advisors from Evercore and Morgan Stanley & Co. to discuss CSX.

42.          The TCI Defendants admit the allegations set forth in paragraph 42 of the Complaint, upon information and belief, except deny knowledge or information sufficient to form a belief as to the truth of the allegation that Gilbert Lamphere purchased CSX common stock in connection with his becoming a nominee for the CSX Board.

43.          The TCI Defendants admit the allegations set forth in paragraph 43 of the Complaint, except deny knowledge or information sufficient to form a belief that Timothy O’Toole purchased CSX common stock in connection with his becoming a nominee for the CSX Board.

44.          The TCI Defendants deny knowledge or information sufficient to form a belief as to the truth of the allegations set forth in paragraph 44 of the Complaint.

45.          The TCI Defendants make no response to the allegations set forth in paragraph 45 of the Complaint, as they consist of general descriptive statements to which no answer is required; to the extent a response is required, TCI Defendants deny knowledge or information sufficient to form a believe as to the truth of those allegations.

46.          The TCI Defendants make no response to the allegations set forth in paragraph 46 of the Complaint, as they consist of general descriptive statements to which no answer is required; to the extent a response is required, TCI Defendants deny knowledge or information sufficient to form a believe as to the truth of those allegations.

47.          The TCI Defendants deny knowledge or information sufficient to form a belief as to the truth of the allegations set forth in paragraph 47 of the Complaint.

48.          The TCI Defendants deny knowledge or information sufficient to form a belief as to the truth of the allegations set forth in paragraph 48 of the Complaint.

49.          The TCI Defendants deny knowledge or information sufficient to form a belief as to the truth of the allegations set forth in paragraph 49 of the Complaint.

50.          The TCI Defendants deny the allegations set forth in paragraph 50 of the Complaint.

51.          The TCI Defendants admit, upon information and belief, the allegations set forth in paragraph 51 of the Complaint.

52.          The TCI Defendants admit the allegations set forth in paragraph 52 of the Complaint.

53.          The TCI Defendants state that the allegations set forth in paragraph 53 of the Complaint state legal conclusions as to which no answer is required.

54.          The TCI Defendants state that the allegations set forth in paragraph 54 of the Complaint state legal conclusions as to which no answer is required.

55.          The TCI Defendants state that the allegations set forth in paragraph 55 of the Complaint state legal conclusions as to which no answer is required.

56.          The TCI Defendants state that the allegations set forth in paragraph 56 of the Complaint state legal conclusions as to which no answer is required.

57.          The TCI Defendants state that the allegations set forth in paragraph 57 of the Complaint state legal conclusions as to which no answer is required.

58.          The TCI Defendants state that the allegations set forth in paragraph 58 of the Complaint state legal conclusions as to which no answer is required.

59.          The TCI Defendants admit the allegations set forth in the first and second sentences of paragraph 59 of the Complaint.  The TCI Defendants deny the allegations set forth in the third sentence of paragraph 59 of the Complaint.  To the extent that the allegations purport to excerpt or describe certain filings made by the Defendants, the TCI Defendants aver that the filings speak for themselves and respectfully refer the Court to those filings for their complete contents.

60.          The TCI Defendants deny the allegations set forth in paragraph 60 of the Complaint.

61.          The TCI Defendants deny the allegations set forth in paragraph 61 of the Complaint, and reallege and incorporate by reference their answers to paragraphs 25, 28, 29, 31, 33, 34, and 35 of the Complaint.

62.          The TCI Defendants deny the allegations set forth in paragraph 62 of the Complaint, and reallege and reincorporate by reference their answers to paragraphs 26, 29, and 30 of the Complaint.

63.          The TCI Defendants deny the allegations set forth in paragraph 63 of the Complaint, except admit that TCI acquired just over 4 percent of CSX shares on the open market between April 3, 2007 and May 14, 2007, and continues to own those shares.  The TCI Defendants deny information and belief sufficient to form a belief as to the truth of the allegations set forth in paragraph 63 as they pertain to the 3G Defendants.

64.          The TCI Defendants deny the allegations set forth in paragraph 64 of the Complaint.

65.          The TCI Defendants deny the allegations set forth in paragraph 65 of the Complaint.

66.          The TCI Defendants state that the allegations set forth in paragraph 66 of the Complaint state legal conclusions as to which no answer is required.

67.          The TCI Defendants deny the allegations set forth in paragraph 67 of the Complaint, except admit that on December 12, 2007, TCI and 3G agreed to coordinate their efforts with respect to their interest in CSX, and further aver that to the extent the allegations set forth in paragraph 67 state legal conclusions, no response is required.

68.          The TCI Defendants deny the allegations set forth in paragraph 68 of the Complaint; to the extent that the allegations purport to excerpt or describe Defendants’ Schedule 13D and preliminary proxy statement on Schedule 14A, the TCI Defendants aver that the filings speak for themselves and respectfully refer the Court to those filings for their complete contents.

69.          The TCI Defendants state that no response is required to the allegations set forth in paragraph 69 of the Complaint, as they purport to excerpt or describe Defendants’ December 19, 2007 Schedule 13D filing; the TCI Defendants aver that the filing speaks for itself and respectfully refer the Court to that filing for its complete contents.

70.          The TCI Defendants deny the allegations set forth in paragraph 70 of the Complaint to the extent there is any implication that TCI and 3G formed a group, the existence of which, they were required to disclose earlier than December 12, 2007.

71.          The TCI Defendants deny the allegations set forth in paragraph 71 of the Complaint, and reallege and incorporate by reference their answers to paragraphs 28, 36, 37, 39, 40, and 41 of the Complaint.

72.          The TCI Defendants deny the allegations set forth in paragraph 72 of the Complaint.

73.          Except to the extent that paragraph 73 of the Complaint states legal conclusions to which no response is required, the TCI Defendants deny the allegations set forth in paragraph 73 of the Complaint.  To the extent that the allegations purport to excerpt or describe Defendants’ December 19, 2007 Schedule 13D filing, the TCI Defendants aver that the filing speaks for itself and respectfully refer the Court to the filing for its complete contents.

74.          The TCI Defendants deny the allegations set forth in paragraph 74 of the Complaint; to the extent that the allegations purport to excerpt or describe Defendants’ December 19, 2007 Schedule 13D filing, the TCI Defendants aver that the filing speaks for itself and respectfully refer the Court to that filing for its complete contents.

75.          The TCI Defendants deny the allegations set forth in paragraph 75 of the Complaint; to the extent that the allegations purport to excerpt or describe Defendants’

December 19, 2007 Schedule 13D filing, the TCI Defendants aver that the filing speaks for itself and respectfully refer the Court to that filing for its complete contents.

76.          The TCI Defendants deny the allegations set forth in paragraph 76 of the Complaint; to the extent that the allegations purport to excerpt or describe Defendants’ December 19, 2007 Schedule 13D filing, the TCI Defendants aver that the filing speaks for itself and respectfully refer the Court to that filing for its complete contents.

77.          The TCI Defendants state that to the extent the allegations set forth in paragraph 77 of the Complaint state legal conclusions, no answer is required; to the extent that the allegations purport to excerpt or describe Defendants’ December 19, 2007 Schedule 13D filing, the TCI Defendants aver that the filing speaks for itself and respectfully refer the Court to that filing for its complete contents.  To the extent a response is required, the TCI Defendants deny the allegations set forth in paragraph 77 of the Complaint.

78.          The TCI Defendants deny the allegations set forth in paragraph 78 of the Complaint; to the extent that the allegations purport to excerpt or describe Defendants’ December 19, 2007 Schedule 13D filing, the TCI Defendants aver that the filing speaks for itself and respectfully refer the Court to that filing for its complete contents.

79.          The TCI Defendants deny the allegations set forth in paragraph 79 of the Complaint; to the extent that the allegations purport to excerpt or describe Defendants’ December 19, 2007 Schedule 13D filing, the TCI Defendants aver that the filing speaks for itself and respectfully refer the Court to that filing for its complete contents.

80.          Except to the extent that Paragraph 80 of the Complaint states legal conclusions to which no response is required, the TCI Defendants deny the allegations set forth in paragraph 80 of the Complaint as they pertain to them and deny knowledge or information sufficient to form a belief as to the truth of those allegations as they pertain to the 3G Defendants; to the extent that the allegations purport to excerpt or describe Defendants’ Schedule 13D, the TCI Defendants aver that the filing speaks for itself and respectfully refer the Court to that filing for its complete contents.

81.          The TCI Defendants admit that they did not file the written agreements relating to the swap arrangements as exhibits to the Schedule 13D.  The TCI Defendants further aver that to the extent the allegations set forth in paragraph 81 of the Complaint state legal conclusions, no response is required.

82.          The TCI Defendants deny the allegations set forth in paragraph 82 of the Complaint, and aver that the schedule disclosing the information referenced in paragraph 82 was filed in the last amendment to Defendants’ Schedule 13D, in accordance with a representation made to the staff of the Securities and Exchange Commission (the “SEC”) on February 20, 2008 to disclose this information at the time that a 13D amendment was otherwise required to be filed.  The TCI Defendants further aver that to the extent the allegations set forth in paragraph 82 of the Complaint state legal conclusions, no response is required.

83.          The TCI Defendants admit that they did not file copies of the nominee agreements referenced in the December 19, 2007 Schedule 13D.  The TCI Defendants further aver that to the extent the allegations set forth in paragraph 83 of the Complaint state legal conclusions, no response is required.

84.          The TCI Defendants state that the allegations set forth in paragraph 84 of the Complaint state legal conclusions as to which no answer is required.

85.          Except to the extent that Paragraph 85 of the Complaint states legal conclusions to which no response is required, the TCI Defendants deny the allegations set forth in paragraph 85 of the Complaint, except admit that on March 10, 2008, Defendants filed their preliminary proxy statement on Schedule 14A; to the extent that the allegations purport to excerpt or describe the filing, the TCI Defendants aver that the relevant document speaks for itself and respectfully refer the Court to the filing for its complete contents.

86.          Except to the extent that Paragraph 86 of the Complaint states legal conclusions to which no response is required, the TCI Defendants deny the allegations set forth in paragraph 86 of the Complaint, except admit that on March 10, 2008 Defendants filed a Schedule 14A; to the extent that the allegations purport to excerpt or describe filings made by the Defendants, the TCI Defendants aver that the filings speak for themselves and respectfully refer the Court to the filings for their complete contents.

87.          Except to the extent that Paragraph 87 of the Complaint states legal conclusions to which no response is required, the TCI Defendants deny the allegations set forth in paragraph 87 of the Complaint, except admit that on March 10, 2008 Defendants filed a Schedule 14A; to the extent that the allegations purport to excerpt or describe the Schedule 14A, the TCI Defendants aver that the filing speaks for itself and respectfully refer the Court to the filing for its complete contents.

88.          Except to the extent that Paragraph 88 of the Complaint states legal conclusions to which no response is required, the TCI Defendants deny the allegations set forth in paragraph 88 of the Complaint, except admit that on March 10, 2008 Defendants filed a Schedule 14A; to the extent that the allegations purport to excerpt or describe the Schedule 14A, the TCI Defendants aver that the filing speaks for itself and respectfully refer the Court to the filing for its complete contents.

89.          Except to the extent that Paragraph 89 of the Complaint states legal conclusions to which no response is required, the TCI Defendants deny the allegations set forth in paragraph 89 of the Complaint, except admit that on March 10, 2008, Defendants filed a Schedule 14A; to the extent that the allegations purport to excerpt or describe the Schedule 14A, the TCI Defendants aver that the filing speaks for itself and respectfully refer the Court to the filing for its complete contents.

90.          Except to the extent that Paragraph 90 of the Complaint states legal conclusions to which no response is required, the TCI Defendants deny the allegations set forth in paragraph 90 of the Complaint, except admit that on March 10, 2008, Defendants filed a Schedule 14A; to the extent that the allegations purport to excerpt or describe the Schedule 14A, the TCI Defendants aver that the filing speaks for itself and respectfully refer the Court to the filing for its complete contents.

91.          The TCI Defendants deny the allegations set forth in paragraph 91 of the Complaint.

92.          The TCI Defendants deny the allegations set forth in paragraph 92 of the Complaint, except admit that on March 10, 2008, Defendants filed a Schedule 14A; to the extent that the allegations purport to excerpt or describe the Schedule 14A, the TCI Defendants aver that the filing speaks for itself and respectfully refer the Court to the filing for its complete contents.  The TCI Defendants further aver that to the extent the allegations set forth in paragraph 92 of the Complaint state legal conclusions, no response is required.

93.          Except to the extent that Paragraph 93 of the Complaint sets forth legal conclusions to which no response is required, the TCI Defendants deny the allegations set forth in paragraph 93 of the Complaint, except admit that on March 10, 2008 Defendants filed a

Schedule 14A; to the extent that the allegations purport to excerpt or describe the Schedule 14A, the TCI Defendants aver that the filing speaks for itself and respectfully refer the Court to the filing for its complete contents.

94.          The TCI Defendants state that no answer is required to the allegations set forth in paragraph 94 of the Complaint, as they purport to recite or restate requirements of the Bylaws; the TCI Defendants aver that those Bylaws speak for themselves and respectfully refer the Court to the Bylaws for their complete contents.

95.          The TCI Defendants admit the allegations set forth in the first sentence of paragraph 95 of the Complaint.  The TCI Defendants deny the allegations set forth in the second sentence of paragraph 95 of the Complaint; to the extent that the allegations purport to excerpt or describe the Stockholder Notice of Intent to Nominate Persons for Election as Directors to CSX (the “Notice”), the TCI Defendants aver that the relevant document speaks for itself and respectfully refer the Court to the Notice for its complete contents.

96.          The TCI Defendants admit the allegations set forth in paragraph 96 of the Complaint.

97.          The TCI Defendants admit the allegations set forth in paragraph 97 of the Complaint.

98.          The TCI Defendants deny the allegations set forth in paragraph 98 of the Complaint.  The TCI Defendants further aver that to the extent the allegations set forth in paragraph 98 of the Complaint state legal conclusions, no response is required.

COUNT I

99.          The TCI Defendants reallege and incorporate by reference their answers to paragraphs 1-98 of the Complaint as if set forth fully herein.

100.        Except to the extent that paragraph 100 of the Complaint sets for legal conclusions to which no response is required, the TCI Defendants deny the allegations set forth in paragraph 100 of the Complaint.

101.        Except to the extent that paragraph 101 of the Complaint sets forth legal conclusions to which no response is required, the TCI Defendants deny the allegations set forth in paragraph 101 of the Complaint.

102.        Except to the extent that paragraph 102 of the Complaint sets forth legal conclusions to which no response is required, the TCI Defendants deny the allegations set forth in paragraph 102 of the Complaint.

103.        Except to the extent that paragraph 103 of the Complaint sets forth legal conclusions to which no response is required, the TCI Defendants deny the allegations set forth in paragraph 103 of the Complaint.

104.        The TCI Defendants deny the allegations set forth in paragraph 104 of the Complaint.

105.        Except to the extent that paragraph 105 of the Complaint sets forth legal conclusions to which no response is required, the TCI Defendants deny the allegations set forth in paragraph 105 of the Complaint.

106.        Except to the extent that paragraph 106 of the Complaint sets forth legal conclusions to which no response is required, the TCI Defendants deny the allegations set forth in paragraph 106 of the Complaint.

COUNT II

107.        The TCI Defendants reallege and incorporate by reference their answers to paragraphs 1-106 of the Complaint as if set forth fully herein.

108.        Except to the extent that paragraph 108 of the Complaint sets forth legal conclusions to which no response is required, the TCI Defendants deny the allegations set forth in paragraph 108 of the Complaint.

109.        Except to the extent that paragraph 109 of the Complaint sets forth legal conclusions to which no response is required, the TCI Defendants deny the allegations set forth in paragraph 109 of the Complaint.

110.        Except to the extent that paragraph 110 of the Complaint sets forth legal conclusions to which no response is required, the TCI Defendants deny the allegations set forth in paragraph 110 of the Complaint.

111.        Except to the extent that paragraph 111 of the Complaint sets forth legal conclusions to which no response is required, the TCI Defendants deny the allegations set forth in paragraph 111 of the Complaint.

112.        Except to the extent that paragraph 112 of the Complaint sets forth legal conclusions to which no response is required, the TCI Defendants deny the allegations set forth in paragraph 112 of the Complaint.

113.        Except to the extent that paragraph 113 of the Complaint sets forth legal conclusions to which no response is required, the TCI Defendants deny the allegations set forth in paragraph 113 of the Complaint.

114.        Except to the extent that paragraph 114 of the Complaint sets forth legal conclusions to which no response is required, the TCI Defendants deny the allegations set forth in paragraph 114 of the Complaint.

115.        Except to the extent that paragraph 115 of the Complaint sets forth legal conclusions to which no response is required, the TCI Defendants deny the allegations set forth in paragraph 115 of the Complaint.

116.        The TCI Defendants deny the allegations set forth in paragraph 116 of the Complaint, and aver that the schedule disclosing the information regarding Defendants’ controlling persons was filed in the last amendment to Defendants’ Schedule 13D, in accordance with a representation made to the staff of the SEC on February 20, 2008 to disclose this information at the time that a 13D amendment was otherwise required to be filed.  The TCI Defendants further aver that to the extent the allegations set forth in paragraph 116 of the Complaint state legal conclusions, no response is required.

117.        The TCI Defendants admit that they did not file copies of the agreements governing their swap arrangements and copies of the nominee agreements as exhibits to their December 19, 2007 Schedule 13D.  The TCI Defendants further aver that to the extent the allegations set forth in paragraph 117 of the Complaint state legal conclusions, no response is required.

118.        Except to the extent that paragraph 118 of the Complaint sets forth legal conclusions to which no response is required, the TCI Defendants deny the allegations set forth in paragraph 118 of the Complaint as they relate to the TCI Defendants and deny information and belief sufficient to form a belief as to the truth of those allegations as they pertain to the 3G Defendants.

119.        Except to the extent that paragraph 119 of the Complaint sets forth legal conclusions to which no response is required, the TCI Defendants deny the allegations set forth in paragraph 119 of the Complaint.

120.        Except to the extent that paragraph 120 of the Complaint sets forth legal conclusions to which no response is required, the TCI Defendants deny the allegations set forth in paragraph 120 of the Complaint.

COUNT III

121.        The TCI Defendants reallege and incorporate by reference their answers to paragraphs 1-120 of the Complaint as if set forth fully herein.

122.        The TCI Defendants deny the allegations set forth in paragraph 122 of the Complaint as they pertain to them and deny knowledge or information sufficient to form a belief as to the truth of those allegations as they pertain to defendant Alexandre Behring’s control or influence over the conduct of any other defendants.

123.        The TCI Defendants deny the allegations set forth in paragraph 123 of the Complaint.

124.        The TCI Defendants deny the allegations set forth in paragraph 124 of the Complaint.

125.        The TCI Defendants state that the allegations set forth in paragraph 125 of the Complaint state legal conclusions as to which no answer is required.

COUNT IV

126.        The TCI Defendants reallege and incorporate by reference their answers to paragraphs 1-125 of the Complaint as if set forth fully herein.

127.        The TCI Defendants state that the allegations set forth in paragraph 127 of the Complaint state legal conclusions as to which no answer is required.

128.        The TCI Defendants state that the allegations set forth in paragraph 128 of the Complaint state legal conclusions as to which no answer is required; to the extent a response is required, TCI Defendants deny the allegations set forth in paragraph 128 of the Complaint.

129.        The TCI Defendants state that no answer is required to the allegations set forth in paragraph 129 of the Complaint, as they purport to recite or restate requirements of the Bylaws; the TCI Defendants aver that those Bylaws speak for themselves and respectfully refer the Court to the Bylaws for their complete contents.

130.        The TCI Defendants deny the allegations set forth in paragraph 130 of the Complaint, except admit that on January 8, 21, and 25, 2008, Defendants supplied to CSX Notices of their intent to nominate five persons for election to the CSX Board of Directors at the 2008 annual meeting of shareholders and to propose amendments to the Bylaws (collectively the “Notices”), in compliance with Article I, Section 11 of the Bylaws.

131.        Except to the extent that paragraph 131 of the Complaint states conclusions of law to which no response is required, the TCI Defendants deny the allegations set forth in paragraph 131 of the Complaint.

132.        Except to the extent that paragraph 132 of the Complaint states conclusions of law to which no response is required, the TCI Defendants deny the allegations set forth in paragraph 132 of the Complaint.

AFFIRMATIVE DEFENSES

FIRST DEFENSE

133.        The Complaint fails to state a claim upon which relief may be granted.

SECOND DEFENSE

134.        The purported misrepresentations and omissions in the Complaint are not material.

THIRD DEFENSE

135.        CSX and CSX shareholders have not suffered any injuries as a result of the conduct alleged in the Complaint.

FOURTH DEFENSE

136.        The injuries CSX alleges in the Complaint were not caused by any conduct of the Defendants.

FIFTH DEFENSE

137.        The claims in the Complaint are barred by the doctrines of waiver, acquiescence, and estoppel.

SIXTH DEFENSE

138.        CSX’s equitable claims are barred by the doctrine of unclean hands.

SEVENTH DEFENSE

139.        The Complaint fails to raise a justiciable case or controversy.

EIGHTH DEFENSE

140.        The claims in the Complaint are barred by the doctrines of laches and delay.

NINTH DEFENSE

141.        In proposing bylaw amendments and putting forth nominees for the CSX Board of Directors, TCI fully complied with the notice requirements contained in the Bylaws.

TENTH DEFENSE

142.        CSX’s requirement that a shareholder provide notice that the shareholder intends to propose a bylaw amendment is inconsistent with Virginia law.

ELEVENTH DEFENSE

143.        CSX’s claims are moot because the allegedly misleading statements have already been cured.

TWELFTH DEFENSE

144.        CSX lacks standing to assert the claims contained in the Complaint.

THIRTEENTH DEFENSE

145.        CSX’s claims are barred by the doctrine of in pari delicto.

COUNTERCLAIMS AND THIRD-PARTY CLAIM

Counterclaim and Third-Party Plaintiff The Children’s Investment Master Fund, as and for its Counterclaims against Counterclaim Defendant CSX and its Claim against Third-Party Defendant Michael Ward, alleges as follows:

INTRODUCTION

1.             The lawsuit filed by CSX Corporation is the latest step in a long series of scorched earth tactical maneuvers by its Board of Directors and CEO Michael Ward aimed at preventing at any cost CSX’s owners from even considering proposals that would strengthen CSX’s corporate governance procedures and provide CSX shareholders with a long overdue, meaningful voice in shaping the company’s future direction.  Indeed, the directors of CSX have gone to extraordinary lengths to entrench themselves in their current positions, including withholding from shareholders material facts regarding the Board’s violation of its own insider trading policies, code of ethics and bylaws, while at the same time enriching themselves by setting certain “spring-loaded” stock grants for CSX insiders while in possession of material nonpublic information.

2.             CSX’s lawsuit has nothing whatsoever to do with CSX’s professed concern that shareholders have inadequate information to make an informed vote at the June 25, 2008 annual shareholders meeting (the “Shareholders Meeting”).  To be sure, all of the material information about which CSX claims shareholders should be informed (e.g., TCI and 3G’s alleged beneficial ownership of CSX stock) already has been put before CSX shareholders in SEC filings, CSX press releases and media coverage of this dispute.  Further, CSX could have alleged more than one year ago that TCI misstated its beneficial ownership of CSX stock.  However, it strategically waited until after the record date had passed in order to evaluate the shareholder base and likely outcome of the 2008 Board election.  CSX has used this lawsuit to reset the record date to a future date in the hope of manipulating a more favorable vote outcome.

3.             As set forth herein, CSX Corporation and CEO Michael Ward (the “CSX Defendants”) have committed violations of the federal securities laws through materially false and misleading disclosures concerning, among other things: (i) compensation set and awarded to directors and senior management of CSX while the Board and senior management were aware of material nonpublic information in violation of CSX’s Insider Trading Policy, (ii) the nature of the bylaw amendments that the company has submitted for shareholder approval, and (iii) TCI.

4.             At the Shareholders Meeting, CSX shareholders will cast their proxies to elect directors to CSX’s Board and vote on certain proposals relating to corporate governance, some of which relate to the Bylaws.  CSX shareholders, including TCI, have been critical of the Board’s failure to address a myriad of corporate governance issues, including that of excessive compensation to CSX senior management.  As part of its public and private campaign to block TCI’s slate of directors and bylaw proposals, which call for greater shareholder input in corporate governance from consideration at the Shareholders Meeting, CSX has omitted material information from its own disclosures and engaged in a scurrilous campaign of unlawful falsehoods, in violation of federal and Virginia state law.

5.             On the very day that CSX filed its lawsuit, its Chairman, President and Chief Executive Officer, Michael Ward, falsely proclaimed, “We filed this suit against TCI and 3G to ensure that all of our shareholders receive complete and accurate information about the group’s holdings, agreements, plans and motivations to which they are entitled under federal securities laws.  We are committed to protecting the interests of all CSX shareholders.”

6.             However, despite these self-proclaimed goals, the CSX Defendants said absolutely nothing to CSX’s shareholders regarding TCI’s alleged beneficial ownership interest in CSX common stock for over a year, even though, by their own admission, they were aware of those purported positions since February 2007 (Compl. ¶ 4), and had numerous opportunities to raise this issue to, in Mr. Ward’s words, “ensure that all of [CSX’s] shareholders receive complete and accurate information . . . .”

7.             TCI has invested over $3 billion in the continued success of CSX through the purchase of common stock and through investment vehicles known as cash-settled “total return swaps,” a fact that was disclosed in TCI’s Schedule 13D filed on December 19, 2007.  Pursuant to these cash-settled swap transactions, TCI entered into agreements with investment bank and broker-dealer counterparties (the “swap counterparties”) through which TCI’s investments with the swap counterparties were tied to the economic movement of CSX’s common stock.  Through such swaps, TCI was exposed to any economic benefit or loss associated with being an owner of CSX shares, but had none of the ownership rights commonly associated with equity ownership, including the right to vote the shares referenced in the swaps.  In fact, the swap agreements contain no requirement that the swap counterparties even own any underlying CSX shares.

8.             Moreover, TCI did not enter into any agreements, arrangements or understandings of any kind with its swap counterparties concerning how those swap counterparties will vote the CSX shares they hold (if any).  Nor did TCI enter into any agreements, arrangements or understandings that gave TCI the right to purchase the CSX shares (if any) held by those swap counterparties.

9.             Indeed, all of the material information regarding TCI’s investment in CSX is public.

10.           In CSX’s Form 10-Q for the quarter ending March 30, 2007, CSX included a disclosure indicating that it had received a Hart-Scott-Rodino notice from TCI and stated that TCI held economic exposure through derivative contracts tied to the value of the CSX stock.

11.           On May 15, 2007, in its Form 13-F filing with the SEC, TCI disclosed beneficial ownership of 17,796,998 shares of CSX common stock.  TCI made additional Form 13-F filings on August 14, 2007 and November 14, 2007 with identical disclosures regarding the size of its common stock investment.

12.           On October 16, 2007, TCI wrote a public letter to the Board stating that it “currently owns 17.8 million shares, or 4.1% of CSX.”  The Board responded to TCI’s letter on November 16, 2007 and did not raise any disagreement regarding TCI’s beneficial ownership.

13.           Eight months after CSX disclosed that TCI had economic exposure to CSX, on December 19, 2007, TCI filed a Schedule 13D with the SEC that disclosed TCI’s beneficial ownership interest in CSX common stock, the same amount disclosed in May, August and November, as well as its swap positions.  In that filing, TCI explicitly stated that it:

currently [has] contractual agreements with eight credit counterparties:  Citigroup Global Markets Limited, Deutsche Bank AG, Goldman Sachs International, Merrill Lynch International, UBS AG, Credit Suisse Securities (Europe) Limited, JP Morgan Chase Bank and Morgan Stanley & Co. International plc (f/k/a Morgan Stanley & Co. International Limited), with regard to cash-settled equity swaps (the “TCI Total Return Swaps”) that reference Shares of the Issuer.  The TCI Total Return Swaps constitute economic exposure to approximately 11% of the Shares.  These contracts do not give [TCI] direct or indirect voting, investment or dispositive control over any securities of the Issuer and do not require the counterparties thereto to acquire, hold, vote or dispose of any securities of the Issuer.  Accordingly, [TCI] disclaim[s] any beneficial ownership in securities that may be referenced in such contracts or that may be held from time to time by any counterparties to the contracts.

14.           Furthermore, on January 8, 2008, TCI submitted to CSX its notification of the TCI slate of directors for the CSX Board (the “Notice”).  Following that, TCI engaged in discussions with CSX representatives about potential representation on the CSX Board.  Over the course of several rounds of communications, TCI agreed to make many concessions.  For its part, CSX repeatedly changed its terms and never made a firm offer.  In the end, CSX representatives simply stopped returning telephone calls and ceased all communications on this issue.

15.           TCI’s January 8, 2008 Notice provided details of both TCI’s ownership interest in CSX common stock and its total return swap positions.  The Notice explicitly stated, “If, however, you believe that this Notice for any reason does not comply with the Bylaw Provisions or is otherwise insufficient or defective in any respect, [TCI] requests that you so notify it on or prior to . . . Monday, January 14, 2008.”

16.           On January 15, 2008, TCI received a letter from Ellen M. Fitzsimmons, General Counsel of CSX, acknowledging receipt of the Notice (the “Response Letter”).  The Response Letter pointed to only one supposed defect in the Notice, stating that CSX took the position that TCI could not reserve the right to nominate alternate nominees because the Bylaws prohibit such nominees.

17.           The Response Letter made no mention of the beneficial ownership issue now at the core of CSX’s claims.  Rather, the letter merely required that TCI provide copies of the nomination agreements.

18.           In a letter dated January 16, 2008, TCI specifically noted that, other than TCI’s reservation of rights to nominate alternate nominees, the Response Letter “does not reference any deficiency with regard to the Notice and therefore we deem the Corporation’s response to be an acknowledgement that advance notice has been properly given under Section 11(a)(ii) of the Bylaws of the Corporation.”  TCI included the requested nomination agreements with its letter.

19.           CSX did not deny the acknowledgement or otherwise respond to the January 16, 2008 letter.

20.           In fact, in a public letter from the Board to Chris Hohn, dated February 14, 2008, CSX acknowledged TCI’s “ownership of only 4% of the shares.”

21.           On March 17, 2008, CSX filed this lawsuit, alleging for the first time that there were deficiencies in the Notice.  CSX deliberately waited to bring this lawsuit until two months after receiving TCI’s January 16, 2008 letter and weeks after its record date of February 27, 2007 had passed.  CSX had assessed the likelihood that it would lose Board seats to the TCI/3G slate of nominees.  Rather than going to the ballot box, CSX seeks legal intervention in order to (i) deprive TCI of the opportunity to address CSX’s purported concerns in a timely manner; (ii) deprive CSX shareholders of an opportunity to vote at the Shareholders Meeting for anyone other than CSX’s slate of directors; and (iii) deprive CSX shareholders of a choice between competing bylaw proposals at the Shareholders Meeting.  CSX strategically waited until after the record date had passed in order to evaluate the shareholder base and likely outcome of the 2008 Board election.  CSX has used this lawsuit to reset the record date to a future date in the hope of manipulating a more favorable vote outcome.

22.           Under the Bylaws, a shareholder must notify the company with regard to any matter it wishes to raise at the annual meeting no less than 90 days prior to the one year anniversary of the previous year’s annual meeting date (the “Notice Period”).  Thus, under the Bylaws, the last date on which TCI (or any other shareholder for that matter) could have submitted a notice in compliance with CSX’s Bylaws was February 1, 2008.

23.           Although the CSX Defendants, who purportedly believed that TCI had a beneficial ownership interest in TCI for at least a year (Compl. ¶ 4), could have notified TCI of alleged deficiencies in the Notice immediately after TCI submitted the Notice to CSX, the CSX Defendants deliberately said nothing, choosing instead to file this lawsuit outside the Notice Period, thereby preventing TCI from responding to any of CSX’s concerns in time to have its slate of directors considered for the Shareholders Meeting.

24.           In short, Mr. Ward’s March 17, 2008 statement that he and the company were merely motivated by their desire to ensure that CSX shareholders “receive complete and accurate information about [TCI’s] holdings, agreement, plans and motivations” prior to the annual shareholder meeting was false.  The CSX Defendants’ true (but undisclosed) intention was to deprive TCI of its ability to submit a minority slate of directors and certain Bylaw amendments for shareholder approval at the Shareholders Meeting.  The CSX Defendants seek nothing less than to silence their critics.

25.           CSX’s filing of this lawsuit is only the Board’s most recent step in its campaign to entrench itself by whatever means necessary.  Thus, contrary to the representation made by CSX in its November 16, 2007 response to a TCI letter, that the “Board constantly challenges the CSX management to improve the company’s performance [and] [a]s part of that process, the Board is always receptive to ideas from shareholders,” the Board rebuffed TCI’s requests to meet to discuss TCI’s concern with the company’s management, corporate governance issues and executive compensation policies.  The Board’s failure to respond is further contrary to CSX’s Corporate Governance Guidelines, which directs the presiding director to be “available for direct communications with major shareholders as appropriate,”  Indeed, it is only after the Board and key management refused numerous overtures by TCI to engage in a dialogue regarding ways to generate shareholder value and improve corporate governance that TCI decided to propose its own slate and bylaw proposals.

26.           In addition, as part of CSX’s public campaign to entrench the Board, the CSX Defendants made numerous false and misleading statements and omissions in CSX’s Schedule 14A Preliminary Proxy Statement, filed on February 21, 2008, and amended on February 22, 2008 (the “CSX Proxy”), including disclosures regarding:  (i) CSX’s use of material nonpublic information to personally enrich the Board and CSX executives, including Mr. Ward, through the improper use of executive compensation plans; (ii) CSX’s proposal concerning special shareholder meetings; and (iii) the intentions and goals of TCI.

THE PARTIES

27.           Counterclaim Plaintiff The Children’s Investment Master Fund is a Cayman Islands company.

28.           Counterclaim Defendant CSX Corporation is a Virginia corporation with its principal place of business in Jacksonville, Florida.

29.           Third-Party Defendant Michael Ward is the Chairman, President and CEO of CSX Corporation.  At all relevant times, Mr. Ward maintained discretionary authority to control or influence the conduct of CSX Corporation and is a controlling person within the meaning of Section 20(a) of the Securities Exchange of 1934 (the “Exchange Act”).

JURISDICTION AND VENUE

30.           This Court has jurisdiction over the subject matter of this action based upon 28 U.S.C. §§ 1331, 1332, 1367 and Section 27 of the Exchange Act, 15 U.S.C. § 78aa.

31.           Venue in this district is proper pursuant to Section 27 of the Exchange Act, 15 U.S.C. § 78aa, and 28 U.S.C. § 1391(d).

CSX’s Proxy Statement is False and Misleading

32.           Section 14(a) of the Exchange Act and the Rules promulgated thereunder prohibit the solicitation of proxies based on false and misleading information.  Specifically, Rule 14a-9  provides that “[n]o solicitation subject to this regulation shall be made by means of any proxy statement . . . containing any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading.”  17 C.F.R. § 240.14a-9.

33.           Proxy statements issued pursuant to Section 14(a) of the Exchange Act are made on Schedule 14A, which mandates the disclosure of specific information.  17 C.F.R. § 240.14a-101.  Item 8 of Schedule 14A incorporates by reference Item 402 of Regulation S-K, which requires that the proxy statement explain “all material elements of the registrant’s compensation of the named executive officers.”  Regulation S-K, Item 402 (b)(1).  Item 402 specifically provides that disclosure with respect to compensation include “[h]ow the determination is made as to when awards are granted, including awards of equity-based compensation . . . .”  In accordance with the Securities and Exchange Commission’s interpretation, Item 402(b)(2)(iv) of Regulation S-K requires a corporation to disclose the existence of a program, plan or practice that coordinates the timing of a grant with material nonpublic information.

34.           Independent of the specific requirements of Item 402 of Regulation S-K, CSX has an obligation to disclose in its proxy solicitation materials the relevant information regarding equity-based performance grants set and awarded to certain executives and non-management directors because such information is material to the shareholders’ decision to elect the board that approved those very same stock grants.

35.           In addition, CSX’s Insider Trading Policy expressly provides that “[n]o CSX officer, employee or director (including an officer, employee or director of any CSX subsidiary) may purchase, sell or otherwise conduct transactions in any CSX security while he or she is aware of material nonpublic information about CSX.”

36.           Further, Article II, Section 2(b) of the Bylaws, adopted on September 12, 2007, provides that directors must “comply with all applicable corporate governance, conflict of interest, confidentiality and securities ownership and trading policies and guidelines of the Corporation.”

37.           Similarly, CSX’s Code of Ethics, which applies to members of the Board and all officers and employees of CSX, professes a commitment “to maintaining high ethical and legal standards in every aspect of its business practices” and instructs directors, officers and employees to “avoid even the appearance of impropriety in matters involving legal obligations, the Code of Ethics or other Company policies and procedures.”

CSX’s Proxy Statement Omits Material Information
About Its Executive Compensation Plans

38.           As set forth in greater detail below, the CSX Defendants violated Rule 14a-9 by failing to disclose material facts regarding (i) the determination of performance grants to be awarded to management under its Long Term Incentive Plan (“LTIP”); and (ii) the determination of the amount of stock awarded to Directors as part of their compensation under

CSX’s Stock Plan for directors (the “Stock Plan”), including the fact that such determinations were made while the Board was in possession of material nonpublic information.

39.           Pursuant to CSX’s shareholder-approved Omnibus Incentive Plan, the Board may award CSX executives and employees a variety of equity-based performance compensation.  Nothing in the Omnibus Incentive Plan, approved by the shareholders, permits equity grants to be set or issued while the company is aware of material nonpublic information in violation of CSX’s Insider Trading Policy.

40.           The Board currently issues equity grants to Named Executive Officers (“NEOs”) (including the company’s CEO Michael Ward, CFO Oscar Munoz, COO Tony Ingram and CCO Clarence Gooden) and other employees under the LTIP which enables the Board to pre-set an amount of CSX common stock for issuance as incentive compensation and award such stock following the attainment of certain performance criteria.  The number of shares to be awarded is determined based on the value of the incentive compensation grant divided by the trading price of CSX stock, i.e., the average of the high and low price of CSX stock (the “Trading Price”), on the grant date.

41.           On May 1, 2007, immediately prior to the public disclosure of material information, CSX set its stock grants under the LTIP for more than 600 employees, including Mr. Ward and the other NEOs, a practice commonly referred to as “spring-loading.”  On May 2, 2007, CSX announced a dividend, and on May 8, 2007, CSX made a series of significant public announcements, the substance of which the Board, Mr. Ward and certain other NEOs were aware on or prior to May 1:  (i) a $1 billion or 50% increase in the CSX stock repurchase plan; (ii) a 25% increase in its quarterly dividend; (iii) a commitment to making significant core capital investments; and (iv) a financial projection that by 2010 earnings per share would increase by 15%-17% on a compound annual growth rate basis.

42.           Not surprisingly, once this material information was released, the share price of CSX common stock increased significantly, resulting in a Trading Price on May 8 that was 7.4% higher than the Trading Price on May 1.

43.           In contrast, in 2006, the company set its LTIP performance share award grants based on a Trading Price immediately following the public release of material information.

44.           Had the 2007 LTIP grants been set as they were in 2006, the number of shares of common stock pre-set for issuance would have been approximately 7.4% lower than the number of shares actually set for issuance.  Unfortunately, that was not how the Board proceeded with respect to the 2007 LTIP grants.  Instead, in violation of CSX’s Insider Trading Policy, Corporate Governance Guidelines, and CSX’s Code of Ethics, the Board set the grants on a date on which it was aware of material nonpublic information that was soon to be publicly released.  This resulted in the Board setting a materially larger share grant than it would have had it complied with the company’s own corporate governance rules.

45.           CEO, President and Board Chairman Michael Ward — the highest compensated executive in the rail industry — had a performance grant of $4,000,010 worth of CSX shares set aside for him under the 2007-2009 LTIP, based on CSX’s Trading Price of $43.32 on May 1, which translates into 92,347 shares of CSX stock.  Had Mr. Ward’s performance grant been set using the day of the May 8, 2007 Trading Price, he would have been awarded only 85,994 shares.

46.           CFO Oscar Munoz, COO Tony Ingram and CCO Clarence Gooden each had performance grants of $1,499,998 worth of CSX shares set aside under the 2007-2009 LTIP,

based on CSX’s Trading Price of $43.32 on May 1, which translates into 34,630 shares of CSX stock.  Had those NEOs’ performance grants been set using the day of the May 8, 2007 Trading Price, they would have each been awarded only 32,248 shares.

47.           The CSX Defendants’ use of the May 1, 2007 grant date to set its performance grants under the LTIP violated CSX’s Insider Trading Policy.  Moreover, the Board, Mr. Ward and certain other NEOs, in a subsequent attempt to hide their poor governance practices from the shareholders, violated the disclosure requirements under the federal securities laws.

48.           Specifically, CSX violated Rule 14a-9 by failing to disclose in the CSX Proxy, which was approved by Mr. Ward, material facts regarding the determination of the performance grants, including (i) that the company set its performance grants while in possession of material nonpublic information; (ii) that the Omnibus Plan, adopted by the shareholders, did not include any provision that would allow the Board to set grants while in possession of such material nonpublic information; (iii) that the setting of the grants violated the company’s Corporate Governance Guidelines and Insider Trading Policy and Code of Ethics; and (iv) how the award pursuant to the LTIP is determined.  These omissions are material because (1) they are required by Item 402 of Regulation S-K; and (2) they are material to the shareholders’ decision to elect the directors that approved these actions, especially during a contested proxy solicitation focused on corporate governance and executive compensation issues.

49.           CSX also violated CSX’s Insider Trading Policy, Code of Ethics and Bylaws in awarding certain grants under the Stock Plan.  The company’s disclosure in its Proxy with respect to those grants violated the federal securities law because it failed to disclose facts required by Item 402 of Regulation S-K.  Independent of Item 402 of Regulation S-K, the CSX

Defendants violated Section 14(a) of the Exchange Act and Rule 14a-9 by failing to disclose information about these stock grants that is material to the CSX shareholders’ decision to elect the Board that approved those grants.

50.           Specifically, pursuant to the CSX Stock Plan, at least 50% of each non-management directors’ annual retainer must be in the form of CSX stock.  The number of shares that a Director receives as the stock component of his compensation pursuant to the plan is based on the market value of CSX stock as of the date immediately preceding the annual shareholders meeting.  The shares, in turn, are automatically issued on the date of the meeting.

51.           Notwithstanding the automatic features of the annual grant, under CSX’s Corporate Governance Guidelines, the Board must review its entire compensation structure, including the Stock Plan, and set the compensation for non-management directors, at least once every three years.  In addition, the Board retains discretion to amend at any time the Stock Plan by a majority vote.

52.           Upon information and belief, the Board met on May 1, 2007 to review and renew directors’ compensation and made no changes to their compensation packages, thereby effectively reconfirming the Stock Plan.

53.           The 2007 annual shareholders meeting was held on May 2.  Therefore, under the Stock Plan, the number of shares that the directors were awarded pursuant to the annual stock grant was determined on May 1, 2007, the day immediately prior to the annual shareholders meeting and dividend announcement, and only one week before the company made a series of public announcements, as set forth at paragraph 41.

54.           At the time the Board reconfirmed the Stock Plan, it was aware that the shares that would be issued to directors under the Stock Plan would increase in value as a result of CSX’s May 2, 2007 dividend announcement and May 8, 2007 press release regarding:  (i) a $1 billion or 50% increase in the CSX stock repurchase plan; (ii) a 25% increase in its quarterly dividend; (iii) a commitment to making significant core capital investments; and (iv) a financial projection that by 2010 earnings per share would increase by 15%-17% on a compound annual growth rate basis.  The Board, therefore, was in possession of material nonpublic information at the time it reconfirmed the Stock Plan, thereby approving the award to directors of shares the Board knew would significantly increase in value mere days after receiving them.

55.           In addition to the annual stock grant, directors are empowered to grant themselves shares on a discretionary basis at any time “upon such terms as [the Board] deems fit.”   In December 2007, the CSX Defendants, acting through the Board — the highest compensated board in the rail industry — exercised that discretion to award each of CSX’s 11 independent directors a grant of 5000 shares of common stock, in direct violation of the CSX’s Insider Trading Policy, which explicitly prohibits directors from engaging in transactions of CSX securities between the first day of the last calendar month of a quarter through the second day following an earnings release (the “Blackout Period”).  December is the last calendar month of a quarter and CSX reported its fourth quarter 2007 earnings on January 22, 2008.

56.           In addition to violating the company’s Insider Trading Policy, the CSX Defendants’ discretionary grant of common stock to the Board during the Blackout Period also violated Article II, Section 2(b) of CSX’s Bylaws, which provides that directors must “comply with all applicable corporate governance, conflict of interest, confidentiality and securities ownership and trading policies and guidelines of the Corporation.”

57.           The only disclosure of the annual stock grants in the CSX Proxy is a statement that “[d]uring 2007, each non-employee director received an annual retainer of

$75,000, at least 50% of which was payable by CSX stock pursuant to the CSX Corporation Stock Plan for Directors.”  The disclosure of the discretionary stock grant in the CSX Proxy consists of a statement that “each non-employee director also received a grant of 5,000 shares of CSX stock, which had a market value of $217,625 (based on an average of the high and low price per share on the date of grant of $43.525).”  These statements violate Rule 14a-9 because they are false and misleading in that they omit material facts such as (i) that the amount of the annual stock grant was determined while the Board was in possession of material nonpublic information; (ii) that the discretionary grant was awarded during the Blackout Period; (iii) when the shares were awarded to the Board; (iv) the date the shares included in the annual stock grant pursuant to the Stock Plan were valued; (v) how the awards pursuant to the Stock Plan are accomplished; and (vi) that the shares were awarded in violation of the company’s Insider Trading Policy, Corporate Governance Guidelines, and Code of Ethics.

CSX Has Subverted Shareholders’ Attempts
To Improve Corporate Governance

58.           At CSX’s June 25, 2008 Shareholders Meeting, the shareholders will be presented with various competing proposals to amend the Bylaws of the company to permit the shareholders to call special shareholder meetings.  CSX’s disclosure about the proposals in the CSX Proxy violates Rule 14a-9 because, as described below, CSX makes false and misleading statements and omits material disclosures regarding those proposals.

59.           A proposal that the Board amend the Bylaws to permit shareholders to call special shareholder meetings was put to a shareholder vote at CSX’s 2007 annual shareholders meeting on May 2, 2007 (the “2007 Proposal”).  That proposal, which was a non-binding proposal, contained no restrictions on shareholders’ ability to call special meetings other than that shareholders calling the special meeting hold between 10% to 25% of the outstanding shares.

60.           Shareholders, including TCI, have been concerned about CSX’s poor corporate governance standards.  Indeed, in a November 16, 2007 response to a TCI letter, which was filed with CSX’s Form 8-K of the same date, CSX noted that “TCI criticizes [the] corporate governance” of CSX, and that “TCI’s recent letters and public statements express the view that there is a fundamental lack of quality in CSX’s business results, management and Board.”

61.           The non-binding 2007 Proposal made its purpose clear — to give shareholders the ability to exercise greater influence over elections of directors.  The proposal outlined a myriad of problems with the Board, including that the company “had no Independent Chairman”; “CEO pay was $23 million in one year”; one of the directors “was rated a ‘problem director’”; and “directors also served on 5 boards rated D by The Corporate Library.”

62.           Another concern addressed by the 2007 Proposal was shareholder control over timing “when events unfold quickly and issues may become moot by the next annual meeting.”  Management opposed the 2007 Proposal.

63.           In opposing the 2007 Proposal, CSX management stated:

The Board believes that [the unqualified right of shareholders to call for special meetings] should not be available to a minority of shareholders, particularly since shareholders already have an opportunity to bring matters before shareholder meetings on an annual basis . . . . Enabling a small minority of shareholders to call special meetings could impose substantial administrative and financial burdens on the Company, and significantly disrupt the conduct of the Company’s business.

64.           CSX’s position was soundly rejected by shareholders and the 2007 Proposal was approved by a margin of more than two-to-one.  Despite this overwhelming approval, the Board failed to adopt a bylaw codifying the position taken in the 2007 Proposal that shareholders should have the power to call special meetings.  This rejection is particularly troublesome given the fact that in 2007 two other bylaw amendments, one of which addressed shareholder proposals and was approved by a smaller majority than the 2007 Proposal, were adopted by the Board after the 2007 shareholder meeting.

65.           The assurances in the company’s November 16, 2007 letter to TCI that the “Board constantly challenges the CSX management team to improve the company’s performance [and] [a]s part of that process, the Board is always receptive to ideas from shareholders” and Mr. Ward’s statement in a February 8, 2006 press release that “[CSX] support[s] the clear trend among large publicly owned corporations to adopt director election policies that are responsive to shareholder preferences” is belied by the Board’s failure to take the action overwhelmingly requested by shareholders by their approval of the 2007 Proposal.

66.           In the same vein, notwithstanding CSX’s Corporate Governance Guidelines, which directs the presiding director to be “available for direct communication with major shareholders as appropriate,” the Board declined a TCI request, made through CSX’s advisor Evercore, that the Board meet with TCI to discuss proposals to improve corporate governance standards and other issues relating to management of the company.

67.           Approximately ten months after shareholders approved the 2007 Proposal, on January 14, 2008, pursuant to Rule 14a-8(j) of the Exchange Act, CSX wrote a letter (the “CSX Letter”) requesting permission from the SEC to exclude from proxy materials for the company’s 2008 Shareholders Meeting a proposal put forth by CSX shareholder Ram Trust Services, Inc. (the “Ram Proposal”) to amend the Bylaws to allow shareholders holding 15% of the outstanding shares to call a special meeting.  The CSX Letter is yet another example of the company’s lack of responsiveness to its shareholders.

68.           The Ram Proposal stated, “We believe shareholders should have the ability to call a special meeting when they think a matter is sufficiently important to merit timely consideration.  We believe this is good corporate governance.”

69.           In the CSX Letter requesting permission to omit the Ram Proposal from its proxy materials, CSX falsely stated that the company was about to adopt an amendment to the Bylaws (the “February Amendment”) that “substantially implements the [Ram] Proposal.”  The CSX Letter also falsely represented to the SEC that “the CSX Amendment addresses the primary objectives and underlying concerns of the [Ram] Proposal . . . . The only differences between the CSX Amendment and the [Ram] Proposal are the addition of procedural, informational and timing limitations in the CSX Amendment, none of which conflicts with the primary objectives and underlying concerns of the [Ram] Proposal.”  These representations were false for the reasons set forth at paragraphs 81-83.

70.           The February Amendment referred to in the CSX Letter was approved by the Board on February 4, 2008.  On March 13, 2008, the SEC rejected CSX’s request to exclude the Ram Proposal from its proxy materials for the company’s 2008 Shareholders Meeting, apparently concluding that CSX had not “substantially implemented” the Ram Proposal, by adopting the February Amendment.

71.           In fact, rather than accomplishing the same result as the Ram Proposal, the February Amendment operates (i) to preclude, as a practical matter, any shareholder who actually wants to invoke its provisions from calling a special meeting; (ii) to prevent a special meeting from being called for the purpose of electing shareholder-nominated candidates to the Board or removing incumbent directors; and (iii) to create a special loophole allowing the Board — without shareholder approval — to change the special meeting requirements to further block shareholders from mounting special meetings.

72.           Further, the February Amendment contains no requirement that CSX hold a special meeting within any specific timeframe after receipt of a shareholder request that it do so.  Because the timing of the special meetings is in the Board’s complete discretion, the February Amendment permits the Board to delay special meetings and roll shareholder proposals into annual meetings, notwithstanding shareholder demands.  Further, because under Virginia law the directors’ terms expire each year at the annual shareholders meeting, under CSX’s bylaws, which provide for re-election of the entire Board at the same time, an annual meeting would never be an occasion to remove a director since such director’s term would already be complete.

73.           In addition, unlike the Ram Proposal, the February Amendment restricts the subject matter for which a special shareholder meeting may be called.  Specifically, the February Amendment bars raising any subject matter “within 12 months after any annual or special meeting of shareholders at which the same matter was included on the agenda, or if the same matter will be included on the agenda at an annual meeting to be held within 90 days after the receipt by the Corporation of such request.”

74.           The February Amendment further states “the election or removal of directors shall be deemed the same matter with respect to all matters involving the election or removal of directors.”  Directors are elected at annual meetings; therefore, defining “same matter” as it is defined in the February Amendment operates to bar shareholders from calling a special meeting for the purpose of electing shareholder-nominated directors or seeking to remove existing directors.

75.           As the Board made clear in its February 14, 2008 letter to TCI, the Board specifically intended to bar shareholders from calling special meetings for the purpose of electing or removing directors, stating “[a]s the term implies, ‘special’ meetings are the place for shareholders to consider extraordinary matters, not the regular annual business of director elections.”

The February Amendment Violates Virginia Law

76.           The February Amendment violates Virginia law, which protects the rights of shareholders by expressly mandating that “[t]he shareholders may remove one or more directors with or without cause, unless the articles of incorporation provide that directors may be removed only with cause.”  VA Code § 13.1-680.

77.           CSX’s Articles of Incorporation do not limit the circumstances under which directors may be removed; therefore, CSX directors may be removed with or without cause.

78.           Under Virginia law, the directors’ terms expire each year at the annual shareholders meeting.  Thus, under the Bylaws, which provide for re-election of the entire Board at the same time, an annual meeting would never be an occasion to remove a director since such director’s term would already be complete.

79.           In addition, under Virginia law, “[t]he bylaws of a corporation may contain any provision for managing the business and regulating the affairs of the corporation that is not inconsistent with the law or the Articles of Incorporation.”  VA Code § 13.1-624.

80.           Because it operates to bar a special shareholder meeting from being called for the purpose of removing existing directors and electing shareholder-nominated directors, the February Amendment is inconsistent with Virginia law as it infringes upon shareholders’ rights guaranteed by Virginia Code § 13.1-680 and thus violates Virginia Code § 13.1-624.

CSX’s Proxy Disclosure Regarding The Competing Bylaw
Proposals Is Materially False and Misleading

81.           On January 25, 2008, TCI submitted to CSX a supplemental notice stating its intent to place on its proxy two proposals to amend the Bylaws (together the “TCI Proposal”):  (1) a proposal similar to the Ram Proposal; and (2) a proposal that would repeal any amendments to the Bylaws enacted between January 1, 2008 and the date of the 2008 Shareholders Meeting.  The second part of the TCI Proposal would have the effect of repealing the February Amendment.

82.           On February 21, 2008, CSX submitted to the SEC the CSX Proxy for the 2008 Shareholders Meeting, which included a proposal that shareholders ratify the February Amendment (the “Limited Special Meeting Proposal”).

83.           Unlike the Ram Proposal and the TCI Proposal, the February Amendment for which the Limited Special Meeting Proposal seeks ratification imposes extreme procedural hurdles on shareholders who wish to call a special meeting.  Thus, under the February Amendment:

(a)                                  a special meeting may be called only by record holders of shares representing at least 15% of the combined voting power of the outstanding shares of all classes of capital stock entitled to vote at the time the Secretary receives the written request to call such special meeting;

(b)                                 in the event that a shareholder of record calls a special meeting on behalf of certain beneficial owners, such shareholder must present CSX with information about those beneficial owners and about representations made by the beneficial owners, which is likely to be a practical impossibility in many circumstances; and

(c)                                  if the shareholders of record (including all beneficial owners on whose behalf a shareholder of record is making the request) fail to hold 15% beneficially at the time of the special meeting, the request to call the special meeting is deemed to be revoked.

84.           As of January 7, 2008, more than 96% of the total outstanding shares of CSX were held in a form commonly known as “street name” ownership, which refers to shares held of record on the books of the Depository Trust Company (the “DTC”) in special accounts registered in the name of investment banks and custodians on behalf of ultimate beneficial owners.  Because at CSX, only the DTC is the record holder of the shares; an individual or small group of investors wishing to call for a special meeting would need to access other beneficial owners by engaging in a consent solicitation conducted through the investment banks and custodians, who, on behalf of the beneficial owners, can request that DTC, as “holder of record” submit notice to CSX.

85.           Although the DTC would honor the requests of the investment banks to approach a company for the purposes of seeking a special meeting on behalf of beneficial owners, because of legal and regulatory restrictions the investment banks and custodians are prevented from disclosing information about the beneficial owners of the shares they hold under applicable law unless they receive explicit consent directly from the beneficial owners.

86.           Thus, CSX’s condition that a record holder of 15% of the shares provide to CSX information about beneficial owners known to be protected from disclosure via operation of law makes it practically impossible for any such request to be made requiring information about beneficial owners.

87.           As a result, the February Amendment would operate to block shareholders from ever making a successful request on CSX to call a special meeting pursuant to a consent solicitation.

88.           In addition, the February Amendment’s condition that the shareholders who request a special meeting hold their shares both on the date that CSX receives notice of their request and on the meeting date is extraordinarily unusual, if not unprecedented.  Moreover, nowhere in the Bylaws is this condition imposed with respect to shareholder matters presented at annual meetings.

89.           A shareholder who calls for a special meeting based on consent obtained from other shareholders would be required to obtain the agreement of those other shareholders to continue to hold their shares through the meeting date and would be automatically barred from holding a special meeting if any consenting shareholder sold shares to bring the total amount of consenting shares below the 15% threshold.

90.           In addition, unlike the TCI and Ram Proposals described at paragraphs 67 and 81, the February Amendment for which CSX seeks approval restricts the purpose for which a special shareholders meeting may be called.

91.           Moreover, the Board included in the February Amendment an amendment to Article VIII of the Bylaws (the “Article VIII Provision”), which allows the Board to impose additional restrictions on shareholders’ rights without shareholders’ approval.  The Article VIII Provision provides:

(a)  Except as specified in clause (b) below, these Bylaws may be amended or repealed at any regular or special meeting of the Board of Directors by the vote of a majority of the Directors present.  These Bylaws may also be repealed or changed, and new Bylaws made by, the shareholders, provided notice of the proposal to take such action shall have been given in the notice of the meeting.

(b)  Article I, Section 2(b) of these Bylaws [regarding special meetings] may only be amended to increase (i) the percentage of shares required to be held by shareholders to request a special meeting of shareholders or (ii) the 12 months or 90 days referred to in clause (x) of the second paragraph of such Section 2(b), or repealed, with the approval of the shareholders.  This clause (b) may only be repealed or amended with the approval of the shareholders.

92.           Although on its face, the language appears to limit the Board’s power to amend the Bylaws by which it purportedly provided for special shareholders meeting, in Article VIII(a), the Board specifically reserves the power to unilaterally impose additional restrictions on shareholders’ ability to call a special meeting, limiting the circumstances for which shareholder approval is required to those specified in Article VIII(b).

93.           The CSX Proxy placed the CSX Limited Special Meeting Proposal on the ballot in opposition to the Ram Proposal and the TCI Proposal.  The most significant differences in the conditions a shareholder must satisfy to call a special shareholder meeting are set forth in the chart below:

	CSX Limited Special Meeting Proposal	TCI Proposal	Ram Proposal
Requisite percentage of shareholders to call a special meeting	15%	15%	15%
Types of shareholders permitted	Record holders	Shareholders of capital stock entitled to vote	Outstanding voting stock
Limitations on the subject matter of the meetings	Not available for the election or removal of directors or matters decided within the last 12 months or to be decided in next 90 days	None	None
Requirements of the shareholders requesting the meeting at the time of the meeting	Shares representing at least the requisite percentage must continue to be beneficially held through the meeting date	None	None

94.           CSX makes several materially false and misleading statements in its Proxy regarding the CSX Limited Special Meeting Proposal, including statements about (i) how the

Limited Special Meeting Proposal relates to the 2007 Proposal, (ii) how the Limited Special Meeting Proposal operates, and (iii) how it compares to the TCI Proposal and Ram Proposal.

95.           The CSX Proxy states:

The Board believes that the Amendments address the views of shareholders reflected in the vote at the 2007 annual meeting to permit shareholders to cause special shareholder meetings to be held, while providing procedural safeguards to protect the resources of the Company and shareholders’ investment from the substantial administrative and financial burdens, and disruptive effects, that serial shareholder meetings on the same matter would impose on the Company . . . . The Board believes that the limitations on the purpose of special meetings requested by shareholders contained in the Amendments will cause shareholders to be judicious with the time and resources of the Company and their fellow shareholders in their use of the special meeting bylaw provision, as a special meeting of shareholders is very expensive, time-consuming and disruptive, with substantial costs and significant time required to be devoted by senior management and the Board.

96.           In the CSX Proxy, CSX falsely states that the CSX Limited Special Meeting Proposal “address[es] the views of shareholders reflected in the vote at the 2007 annual meeting to permit shareholders to cause special shareholder meetings to be held.”  This statement is false and misleading because it is a disingenuous effort to appear responsive to the shareholders’ previously expressed wishes underlying the 2007 Proposal while putting forth the CSX Limited Special Meeting Proposal that, for all practical purposes and contrary to those wishes that were approved overwhelmingly by shareholders, may be impossible for shareholders to use.

97.           The statements regarding the “procedural safeguards” included in the CSX Limited Special Meeting Proposal are false and misleading because they omit:

(a)                                  clear disclosure that only shareholders of record may make a request for a special meeting;

(b)                                 a description of the “safeguards” identifying the practical barriers any shareholder seeking to perfect this right would face;

(c)                                  the requirement that shares must be held through the meeting date, which is an extraordinary requirement that differs from the requirements of the annual meeting; and

(d)                                 any description of the annual meeting procedures that would allow shareholders to evaluate CSX’s accuracy in asserting that the procedural “safeguards” for special meetings are “similar” to the procedural requirements for presenting shareholder matters at annual meetings.

98.           CSX also omits material disclosure describing the power that the Board has given to itself in Article VIII to amend, without shareholder approval, the bylaws relating to special meetings.  That power allows the Board to significantly hinder shareholders’ ability to request special meetings.

99.           In the CSX Proxy, CSX falsely describes the Ram Proposal and the TCI Proposal, stating that they “provide no mechanism, and may limit the ability of the Board to put in place a mechanism, to verify that the persons requesting a special shareholder meeting are in fact shareholders of the Company.”  This statement is false because the TCI Proposal explicitly incorporates the procedural requirements for annual meetings, and requires shareholder information and representations as set forth in Section 11(a)(ii)(C) of the Bylaws.  This statement also is false and misleading because there is no legal or factual basis to support the statement that the Ram and TCI Proposals “may” limit the ability of the Board to put in place such a mechanism or to explain why any such additional mechanism would be needed.

100.         The CSX Proxy misleadingly states that, at the 2008 Annual Meeting of Shareholders, “shareholders will be asked to approve the bylaw amendments adopted by the Board of Directors relating to the right of shareholders to request a special shareholder meeting.”  This statement is false and misleading because the CSX Limited Special Meeting Proposal does not provide a shareholder with any viable right to call special meetings, but instead makes it a practical impossibility.

101.         CSX’s statement in the CSX Proxy that shareholders will vote on “[a]pproval of the bylaw amendments adopted by the Board of Directors allowing shareholders to request special shareholder meetings,” is false and misleading because it omits material facts regarding the procedural hurdles imposed by the CSX Limited Special Meeting Proposal as described in paragraphs 83-89.

102.         The false and misleading statements in the CSX Proxy make it plainly obvious that CSX is favoring its restrictive proposal in opposition to the two unconditional shareholder proposals that compete directly with the CSX Limited Special Meeting Proposal, in violation of Rule 14a-4(a)(3) which mandates that proxy statements “identify clearly and impartially each separate matter intended to be acted upon.”  17 C.F.R. § 240.14a-4(a)(3).

103.         The false and misleading statements contained in the CSX Proxy were made knowingly by the CSX Defendants for the sole purpose of obtaining personal advantage by seeking to implement corporate governance procedures designed to entrench the current Board members and to insulate them from removal by CSX shareholders.

The CSX Smear Campaign

104.         As part of the CSX Defendants’ smear campaign to block TCI’s slate of directors and Bylaw proposals from being considered at the 2008 Shareholders Meeting, the CSX Defendants have made a series of irresponsible and reckless statements about TCI’s position on capital expenditures and the nomination of a minority slate for election to the Board.  In Fall 2007, proposed legislation in the House of Representatives that would have had the effect of reducing rail profits.  TCI recommended in public statements, including in an October 16, 2007 letter to the Board, that CSX take temporary steps to freeze growth investment until the regulatory landscape was less uncertain.  TCI has always made clear that it believes that CSX should continue to make capital expenditures needed for safety and maintenance.  Nonetheless, CSX and Mr. Ward have repeatedly and intentionally failed to distinguish between two types of capital expenditures:  those related to growth and those related to safety and maintenance.  CSX also has omitted in every public statement the full context of TCI’s concern, which is how railroads should respond to proposed federal legislation that would reduce rail profits and thus limit overall revenue.

105.         CSX’s scare tactics date back to November 16, 2007, when CSX filed its 8-K and made the following statements:

(a)                                  “CSX will not compromise safety, service and efficiency by arbitrarily restricting investment as TCI suggests”; and

(b)                                 “CSX will not ‘threaten’ to arbitrarily restrict capital spending on critical national infrastructure assets in a misguided and counterproductive effort to pressure legislative and regulatory authorities, as TCI has urged.”

106.         CSX deliberately mischaracterized TCI’s comments with regard to investments, in an attempt to scare shareholders to rally around the existing Board for the 2008 Shareholders Meeting.

107.         The actual statement made by TCI with regard to capital expenditures appears in its October 16, 2007 public letter to the Board, which states:

Over the past year, the [Surface Transportation Board] has issued several decisions against the railroads, including those related to smaller shipper rate cases, fuel surcharges and the cost of capital.  The STB’s slashing of the cost of capital coupled with a refusal to simultaneously consider replacement cost has significantly increased regulatory risk.  We do not believe CSX management fully appreciates the regulatory and legislative risks facing the industry.  In fact, CSX management is fanning the anti-rail flames and thus only increasing these risks by massively overstating

CSX’s true returns.  We therefore ask the Board and management take the following actions . . . . Freeze growth investment until the fate of the re-regulation bill is known.  It is irresponsible to make long-term investments without knowing the long-term returns, and the long-term returns are unknowable while the re-regulation risk persists at this heightened level.  This is a sad outcome, and ironic as Washington acknowledges the railroads’ need to make long-term investments, and yet it is the uncertainty emanating from Washington that ensures such investments cannot be justifiably made.

(emphasis added)

108.         Knowing that TCI had leveled significant criticism at CSX for its lack of robust corporate governance standards and its lack of attention to important developing events on Capitol Hill, CSX chose to avoid addressing a sophisticated concern about its conduct by shamelessly taking the language entirely out of context, twisting it to suit the Board, and creating a media-friendly sound bite for its campaign to entrench the Board.

109.         On March 5, 2008, Mr. Ward and Snehal Amin of TCI testified during a Congressional hearing about investment in the railroad industry.  Mr. Ward sat next to Mr. Amin, who testified concerning the intentions and goals of TCI.  During the Congressional hearing, Mr. Amin repeatedly made clear that TCI was interested in making a long term investment in CSX, was in favor of CSX’s continuing to make capital expenditures for safety and maintenance, and advocated only freezing growth capital expenditures as a response to regulatory uncertainty.  Indeed, Mr. Amin specifically said, “On investment, I want to make one thing very clear.  We have never, nor would we ever suggest that railroads cut any spending in maintenance or safety.”

110.         Nevertheless, six days later, on March 11, 2008, the Washington Times published an editorial entitled “Rewards for Railroads,” written by Mr. Ward (the “Ward Editorial”).  The Ward Editorial criticized the goals of “activist hedge funds” while trumpeting the recent accomplishments of CSX.

111.         In an attempt to mischaracterize the statements and actions undertaken by TCI, Mr. Ward made several false and misleading statements, such as, “One hedge fund . . . actually demanded that CSX freeze investment in its rail system.”  The impact of this statement was further heightened by Mr. Ward’s false and misleading comment that, “[b]y their very nature, railroads require constant investment to ensure high levels of safety and customer service,” falsely implying that the “freeze” purportedly demanded by TCI jeopardized CSX’s commitment to safety.

112.         Mr. Ward further denounced activist investors, such as TCI, as “short-sighted investors .. . . merely putting [their] narrow agenda ahead of the long-term interests of the company, their fellow shareholders, and the customers who sustain the business.”  Mr. Ward’s false and misleading statement that TCI is a “short-sighted investor” is yet another attempt to mischaracterize TCI’s long-term interest in CSX.

113.         Edward J. Kelly III, presiding director of CSX’s Board, also joined in CSX’s parade of false statements made to stifle its critics, by stating in a press release issued on the date this lawsuit was commenced that “the [CSX] Board concluded that TCI is not simply interested in having a representative voice on the Board, but is instead seeking to achieve effective control of the CSX Board of Directors and dictate Company strategy.”

114.         The false and misleading statements by CSX, Mr. Ward and Mr. Kelly are undermined by the fact that they know that TCI and 3G are nominating directors for only five of the 12 Board seats and that only one of the five director nominees is affiliated with TCI.  Despite having full knowledge that TCI and 3G are nominating a minority slate of nominees, in its February 14, 2008 letter to Chris Hohn of TCI, CSX falsely accused TCI of trying to achieve “effective control of the company notwithstanding its ownership of only 4% of the shares.”

115.         The existing public record and statements publicly issued by TCI contradict the false and misleading statements, in the Ward Editorial, the press release quoting Mr. Kelly’s and CSX’s filings with the SEC.

116.         Although CSX failed to timely file the Ward Editorial as part of its solicitation material, the Ward Editorial was filed with the SEC as a Supplemental Schedule 14A on March 17, 2008, the day CSX commenced this lawsuit.  Rule 14a-9 applies to solicitation material “made by means of any proxy statement, form of proxy, notice of meeting or other communication, written or oral.”  This includes “[m]aterial which directly or indirectly impugns character, integrity or personal reputation, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation.”  17 C.F.R. § 240.14a-9.

117.         In the Ward Editorial, Mr. Ward, speaking on behalf of CSX, makes the false statements described at paragraphs 110-112.  The statements are false because they misstate and omit material facts regarding TCI’s investment in, and statements about, CSX.

FIRST COUNTERCLAIM

(Violations of Section 14(a) of the Exchange Act)

118.         TCI repeats the allegations of preceding paragraphs 1-117 as if fully set forth herein.

119.         As set forth herein, the CSX Defendants violated Section 14(a) and the rules and regulations promulgated thereunder by filing incomplete, false and misleading proxy solicitations, including the CSX Proxy, the Ward Editorial, the February 14, 2008 Board letter to TCI, and the March 17, 2008 press release announcing the lawsuit.

120.         The CSX Proxy is materially false and misleading because it fails to disclose that CSX set its LTIP performance grants while in possession of material nonpublic information.

121.         The CSX Proxy is materially false and misleading because it fails to disclose that the Omnibus Plan, adopted by the shareholders, did not include any provision that would allow the Board to set grants while in possession of material nonpublic information.

122.         The CSX Proxy is materially false and misleading because it fails to disclose that the setting of performance grants under the LTIP violated the company’s Corporate Governance Guidelines, including its Insider Trading Policy.

123.         The CSX Proxy is materially false and misleading because it fails to disclose how the awards pursuant to the LTIP were determined.

124.         The CSX Proxy is materially false and misleading because it fails to disclose that the amount of the annual stock grant under the Stock Plan was determined while the Board was in possession of material nonpublic information.

125.         The CSX Proxy is materially false and misleading because it fails to disclose that the discretionary grant was awarded during the Blackout Period.

126.         The CSX Proxy is materially false and misleading because it fails to disclose when the shares were awarded to the Board under the Stock Plan.

127.         The CSX Proxy is materially false and misleading because it fails to disclose how the awards pursuant to the Stock Plan are determined.

128.         The CSX Proxy is materially false and misleading because it fails to disclose that the directors’ shares were awarded in violation of CSX’s Insider Trading Policy, Corporate Governance Guidelines and Code of Ethics.

129.         The CSX Proxy is materially false and misleading because it is a disingenuous effort to appear responsive to the CSX shareholders’ previously expressed wishes underlying the 2007 Proposal.

130.         The CSX Proxy is materially false and misleading because it omits clear disclosure that only shareholders of record may make a request for a special meeting.

131.         The CSX Proxy is materially false and misleading because it omits a description of the “safeguards” identifying the practical barriers any shareholder seeking to perfect this right would face.

132.         The CSX Proxy is materially false and misleading because it omits the requirement that shares must be held through the meeting date, which is an extraordinary requirement that differs from the requirements of the annual meeting.

133.         The CSX Proxy is materially false and misleading because it omits any description of the annual meeting procedures that would allow shareholders to evaluate CSX’s accuracy in asserting that the procedural “safeguards” for special meetings are “similar” to the procedural requirements for presenting shareholder matters at annual meetings.

134.         The CSX Proxy is materially false and misleading because it omits disclosures describing the Article VIII powers to amend the Limited Special Meeting Proposal without obtaining shareholder approval.

135.         The CSX Proxy is materially false and misleading because it contains material misstatements describing the TCI Proposal.

136.         The CSX Proxy is materially false and misleading because it omits material facts regarding the procedural hurdles imposed by the CSX Limited Special Meeting Proposal.

137.         The CSX Proxy is false and misleading because CSX favors its restrictive proposal in opposition to the two unconditional shareholder proposals that compete directly with the CSX Limited Special Meeting Proposal, in violation of Rule 14a-4(a)(3).

138.         Mr. Ward’s statements as CSX’s CEO in the Ward Editorial are materially false and misleading because they misstate and omit material facts regarding TCI’s investment in, and statements about, CSX.

139.         The February 14, 2008 proxy materials are materially false and misleading because they deliberately mischaracterize a 4% beneficial ownership position and a minority board slate as “control.”

140.         The March 17, 2008 proxy materials are materially false and misleading because they omit material information with regard to the real reasons CSX commenced this lawsuit against TCI and 3G.

141.         The omissions and misrepresentations in the CSX Proxy, the Ward Editorial, and CSX’s other regulatory filings regarding this contested solicitation concern information material to CSX shareholders and the investing public.

142.         CSX’s shareholders and the investing public will be irreparably harmed in the absence of the declaratory and equitable relief as prayed for herein.

SECOND COUNTERCLAIM

(Violations of Section 20(a) of the Exchange Act)

143.         TCI repeats the allegations of preceding paragraphs 1-142 as if fully set forth herein.

144.         Counterclaim Defendant Michael Ward maintained discretionary authority to control or influence the conduct of CSX, including CSX’s actions and omissions in violation of Section 14(a) of the Exchange Act complained of herein.

145.         Counterclaim Defendant Ward is a controlling person of CSX within the meaning of Section 20(a) of the Exchange Act and is liable for the violations of Section 14(a) of the Exchange Act as pleaded herein.

THIRD COUNTERCLAIM

(Violation of Virginia Code § 13.1-624)

146.         TCI repeats the allegations of preceding paragraphs 1-145 as if fully set forth herein.

147.         Virginia Code § 13.1-680 protects the rights of shareholders by mandating that “[t]he shareholders may remove one or more directors with or without cause, unless the Articles of Incorporation provide that directors may be removed only with cause.”

148.         CSX’s articles of incorporation do not limit the circumstances under which directors may be removed; therefore, CSX directors may be removed with or without cause.

149.         Virginia Code § 13.1-624 states that “[t]he bylaws of a corporation may contain any provision for managing the business and regulating the affairs of the corporation that is not inconsistent with law or the articles of incorporation.”

150.         Because it operates to bar a special shareholder meeting from being called for the purpose of removing existing directors and electing shareholder-nominated directors, the February Amendment infringes upon shareholders’ rights guaranteed by Virginia Code § 13.1-680 and thus violates Virginia Code § 13.1-624.

151.         Pursuant to the Declaratory Judgment Act, 28 U.S.C. § 2201, TCI is entitled to a declaration of this court that the February Amendment violates applicable Virginia law and is therefore void.

PRAYER FOR RELIEF

WHEREFORE, TCI prays for relief in the form of an Order:

(a)           Declaring that CSX failed to file timely, complete and accurate disclosures in violation of Section 14(a) of the Act;

(b)           Directing that CSX file truthful and accurate Schedule 14A disclosures, in compliance with the applicable rules and regulations, forthwith;

(c)           Declaring that CSX’s Board of Directors was in violation of the CSX’s Insider Trading Policy, Corporate Governance Guidelines, CSX’s Code of Ethics and Bylaws;

(d)           Directing that the February Amendment is void under Virginia Code §§ 13.1-680 and 13.1-624;

(e)           Enjoining CSX from proposing the CSX Limited Special Meeting Proposal from being considered at the June 25, 2008 Shareholders Meeting or, if rescheduled, any annual shareholders meeting scheduled for 2008;

(f)            Enjoining CSX from voting proxies received prior to such time as the Court ascertains that CSX has filed an accurate and compliant proxy statement;

(g)           Enjoining CSX from committing any violations of Rule 14a-9 in connection with any further solicitation relating to the June 25, 2008 Shareholder Meeting.

(h)           Directing the CSX Board of Directors to pay for the preparation and filing of CSX’s amended proxy statement;

(i)            Granting costs, including attorneys’ fees; and

(j)            Granting such other and further relief as the Court may deem just and proper.

Dated April 4, 2008

SCHULTE ROTH & ZABEL LLP

By:	/s/ Howard O. Godnick
Howard O. Godnick
Yocheved Cohen
919 Third Avenue
New York, New York 10022
(212) 756-2000
howard.godnick@srz.com
yocheved.cohen@srz.com

Attorneys for The Children’s Investment Fund
Management (UK) LLP, The Children’s
Investment Fund Management (Cayman) LTD.,
The Children’s Investment Master Fund,
Christopher Hohn, and Snehal Amin